Exhibit 107

Calculation of Filing Fee Table

Form S-8
(Form Type)
Intensity Therapeutics, Inc.
(Exact Name of Registrant as Specified in its Charter)
Table 1 - Newly Registered Securities
CALCULATION OF REGISTRATION FEE

Security Type	Security Class Title	Fee Calculation	Amount to be Registered(1)	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Common Stock, $0.0001 par value per share, reserved for issuance under the 2021 Stock Incentive Plan	457(c) and 457(h)	529,300(2)	$0.2944(3)	$155,826	$0.00015310	$23.86
Equity	Common Stock, $0.0001 par value per share, reserved for issuance under the 2024 Employee Stock Purchase Plan	457(c) and 457(h)	500,000(4)	$0.2502(5)	$125,100	$0.00015310	$19.15
Total Offering Amount					$280,926		$43.01
Total Fees Previously Paid							-
Total Fee Offsets							-
Net Fee Due							$43.01
(1)Pursuant to Rule 416(a) of the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement covers any additional shares of the Registrant’s Common Stock that become issuable under the 2021 Stock Incentive Plan (the “2021 Plan”) and the 2024 Employee Stock Purchase Plan (the “2024 ESPP”) by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without receipt of consideration that increases the number of the Registrant’s outstanding shares of Common Stock.
(2)Represents 529,300 additional shares of Common Stock reserved for future issuance under the 2021 Plan, which represents the number of additional shares that have become reserved for future issuance under the 2021 Plan pursuant to an annual “evergreen” increase provision contained in the 2021 Plan. Pursuant to such provision, the number of shares reserved for issuance under the 2021 Plan will automatically increase on January 1 of each year for a period of up to ten years, beginning on January 1, 2022 and continuing through January 1, 2031, by the lesser of (i) 3.5% of the total number of shares of our Common Stock outstanding on December 31 of the immediately preceding year, or (ii) such smaller number of shares of our Common Stock as is determined by our Board of Directors.
(3)Estimated in accordance with Rules 457(c) and (h) of the Securities Act solely for the purpose of calculating the registration fee on the basis of $0.2944 per share, which is the average of the high and low prices of the Registrant’s Common Stock on June 24, 2025, as reported on the Nasdaq Capital Market.
(4)Represents shares of Common Stock reserved for issuance under the 2024 ESPP.
(5)Estimated in accordance with Rules 457(c) and (h) of the Securities Act solely for the purpose of calculating the registration fee on the basis of 85% of $0.2944 per share, which is the average of the high and low prices of Registrant’s Common Stock on June 24, 2025, as reported on the Nasdaq Capital Market. Pursuant to the 2024 ESPP, the purchase price of the shares of Common Stock reserved for issuance thereunder will be 85% of the lower of the fair market value of a share of Common Stock on the last trading day prior to the first trading day of each offering period or on the last trading day prior to the exercise period.